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                                                                     EXHIBIT 5.1


February 8, 2000

Beyond.Com Corporation
3200 Patrick Henry Drive
Santa Clara, CA  95054

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Beyond.com Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on February 9, 2000 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company's Common Stock, $0.001 par value (the "Shares"). The Shares are reserved for issuance pursuant to the Company's Chairman Grant Program and 1999 Non-Qualified Stock Option Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

               It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

               We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                             Very truly yours,


                                             /s/ Morrison & Foerster LLP